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                                                                     EXHIBIT 8.2

                         [HALE AND DORR LLP LETTERHEAD]

                                        , 1999

The Learning Company, Inc.
One Athenaeum Street
Cambridge, MA 02142

  Re: Merger pursuant to Agreement and Plan of Merger between Mattel, Inc. and The Learning Company, Inc.

Ladies and Gentlemen:

  This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the joint proxy statement/prospectus relating to the Agreement and Plan of Merger dated as of December 13, 1998 (the "Merger Agreement"), by and between Mattel, Inc., a Delaware corporation ("Mattel"), and The Learning Company, Inc., a Delaware corporation ("Learning Company"). Pursuant to the Merger Agreement, Learning Company will merge with and into Mattel (the "Merger"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

  In our capacity as counsel to Learning Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the letters delivered to Hale and Dorr LLP by Mattel and Learning Company containing certain representations of Mattel and Learning Company relevant to this opinion (the "Representation Letters") and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time (as defined in the Merger Agreement) pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, underwriting, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.
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The Learning Company
      , 1999
Page 2

  The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

  Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

  The opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Learning Company that are subject to special tax rules (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation), and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Learning Company stock.

  On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a). Accordingly, the following tax consequences will result (subject to the limitations and qualifications set forth herein):

    1. No gain or loss will be recognized by Mattel or Learning Company solely as a result of the Merger;

    2. No gain or loss will be recognized by the holders of Learning Company common stock, par value $.01 per share ("Learning Company Common Stock"), or Learning Company Series A Convertible Participating Preferred Stock, par value $.01 per share ("Learning Company Series A Preferred Stock"), upon the receipt of Mattel common stock, par value $1.00 per share ("Mattel Common Stock") solely in exchange for such Learning Company Common Stock or Learning Company Series A Preferred Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    3. Cash payments received by holders of Learning Company Common Stock and Learning Company Series A Preferred Stock in lieu of a fractional share will be treated as capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of Learning Company Common Stock and Learning Company Series A
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The Learning Company
      , 1999
Page 3

  Preferred Stock surrendered that is allocable to such fractional share. Such gain (or loss) will be long-term capital gain (or loss) if such fractional share of Mattel Common Stock is considered to have been held for more than one year at the Effective Time;

    4. The aggregate tax basis of the Mattel Common Stock so received by Learning Company stockholders in the Merger (including any fractional share of Mattel Common Stock not actually received) will be the same as the aggregate tax basis of Learning Company Common Stock and Learning Company Series A Preferred Stock surrendered in exchange therefor; and

    5. The holding period of the Mattel Common Stock received by each Learning Company stockholder in the Merger will include the holding period for Learning Company Common Stock and Learning Company Series A Preferred Stock surrendered in exchange therefor, provided that Learning Company Common Stock and Learning Company Series A Preferred Stock so surrendered is held as a capital asset at the Effective Time.

  No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

  This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,